EXHIBIT 10.26

RETIREMENT AGREEMENT AND GENERAL RELEASE

     THIS RETIREMENT AGREEMENT AND GENERAL RELEASE (“this Agreement”) is made and entered into as of the 28th day of September 2004, by and among Midwest Banc Holdings, Inc. (the “Company”), Midwest Bank and Trust Co. (the “Bank,” and together with the Company, the “Employer”) and Brad A. Luecke (“Executive”) (the signatories to this Agreement will be referred to jointly as the “Parties”).

STATEMENT OF FACTS

     Executive is retiring from his employment. Executive desires to accept the following agreements in return for Executive’s general release and non-disclosure agreements set forth below. Executive and the Employer desire to settle fully and finally any differences and disputes that might arise out of Executive’s employment with the Employer and the termination of his employment with the Employer by reason of his retirement.

STATEMENT OF TERMS

     In consideration of the mutual promises herein, it is agreed as follows:

     1. Non-Admission of Liability. Neither this Agreement nor the Employer’s offer to enter into this Agreement shall in any way be construed as an admission by the Employer that it has acted wrongfully with respect to Executive or any other person, or that Executive has any rights whatsoever against the Employer other than as set forth in this Agreement. The Employer specifically disclaims any liability for wrongful acts against Executive or any other person, on the part of itself, its officers, directors, employees, agents or representatives. The Employer’s willingness to enter into this Agreement is based upon its desire to ease Executive’s transition into retirement and possibly future alternative employment.

     2. Retirement and Termination of Employment; Resignation. Executive is retiring from his employment with Employer. Executive acknowledges, understands and agrees that his employment with the Employer will terminate effective at the close of business on October _, 2004 (the “Separation Date”). As of the date of this Agreement, Executive hereby resigns his positions as President, Chief Executive Officer and director of the Company and vice chairman, Chief Executive Officer and director of the Bank.

     3. Effective Date. Except for Executive’s resignation as set out in Section 2, which is effective upon signing of this Agreement, the effective date of this Agreement shall be the eighth day after Executive signs this Agreement (the “Effective Date”). As of the Effective Date, if Executive has not revoked this Agreement pursuant to Section 16(e), this Agreement shall be fully effective and enforceable.

     4. Consideration. In full consideration and as material inducement for Executive’s signing of this Retirement Agreement and General Release, the sufficiency of which is hereby acknowledged, the Employer agrees to pay Executive the benefits provided in the Personal Statement of Termination Benefits attached as Exhibit A. All amounts that the Employer pays to

Executive whether paid pursuant to this Agreement or otherwise shall be subject to any and all required withholding taxes.

     5. Cessation of Authority. Executive understands and agrees that he is not authorized to make any commitments or incur any obligations or liability on behalf of the Employer after the Separation Date. Executive agrees that he has submitted to the Employer any and all expenses incurred by Executive through the Separation Date. Employer agrees to reimburse Executive for those expenses on or before the Effective Date.

     6. Return of Employer Materials and Property. Executive understands and agrees that he has turned over, or will turn over promptly after his execution of this Agreement, to the Employer all files, memoranda, records, manuals and any other equipment or documents, and all other physical or personal property that are the property of the Employer or its clients and customers.

     Executive agrees, represents and acknowledges that as a result of his employment with the Employer, Executive had in his custody, possession and control proprietary documents, data, materials, files and other similar items concerning proprietary information of the Employer. Executive acknowledges, warrants and agrees that he has returned all such items and any copies or extras thereof and that Executive has complied with the Employer’s policies regarding proprietary and confidential information and will comply with all of the provisions of this Agreement, including particularly those relating to trade secrets and confidential information.

     7. No Obligation. Executive agrees and understands that the consideration described above in Section 4 of this Agreement is not required by the Employer’s policies and procedures or by any other contracts between Executive and the Employer. Executive further agrees and understands that Executive’s entitlement to receive the consideration set forth above is conditioned upon Executive’s execution of this Agreement and compliance with the terms of this Agreement.

     8. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

     9. Confidentiality and Professionalism. Executive and the Employer represent and agree that they will keep the terms, amount, value, and nature of consideration paid to Executive, and the fact of this Agreement completely confidential. Executive further represents and agrees that Executive will not hereafter disclose any information concerning this Agreement and related settlement negotiations to anyone other than Executive’s immediate family and professional representatives who will be informed of and bound by this confidentiality clause, unless required to do so by law, rule or regulation. The Employer further represents that the Employer will not hereafter disclose any information concerning this Agreement and related settlement negotiations to anyone other than the Employer officers, employees, directors, accountants and legal counsel who will be informed of and bound by this confidentiality clause, unless required to do so by law, rule or regulation.

     Executive agrees that Executive will not make or issue, or procure any person, company or entity to make or issue, any statement in any form concerning the Employer, Executive’s employment relationship or the termination of Executive’s employment relationship with the Employer to any person or entity if such statement is harmful to or disparaging of the Employer or any of its employees, officers, directors, agents or representatives.

     The Employer agrees that the Employer will not make or issue, or procure any person, company or entity to make or issue, any statement in any form concerning Executive, Executive’s employment relationship or the termination of Executive’s employment relationship with the Employer to any person or entity if such statement is harmful to or disparaging of Executive. Subject to the provisions of Section 11, the Employer further agrees that it will not make or issue, or procure any person, company or entity to make or issue, any statement in any form raising objections of any kind to Executive working for any person, company or entity even if such person, company or entity is considered to be a competitor of the Employer.

     10. Agreement Not to Disclose Trade Secrets and Confidential Information. Executive understands and agrees that in the course of employment with the Employer, Executive has acquired Employer Information, as defined below, including confidential information and trade secrets concerning the Employer’s operations, its future plans and its methods of doing business, some of which information Executive understands and agrees would be extremely damaging to the Employer if disclosed to a competitor or made available to any other person or entity. Executive understands and agrees that such information has been divulged to Executive in confidence. Executive agrees that he will not, at any time, directly or indirectly, publish, disseminate or otherwise disclose any Employer Information to any third party without the Employer’s prior written consent.

     The restrictions on Executive’s disclosure of all Employer Information, as set forth above, shall survive for a period of one (1) year; provided however, that the restrictions on the disclosure of Trade Secrets shall survive beyond such one year period for so long as such information qualifies as a Trade Secret under applicable law.

     In view of the nature of Executive’s employment and Employer Information which Executive has received during the course of his employment, Executive likewise agrees that the Employer would be irreparably harmed by certain violations, or threatened violations of this Agreement and that, therefore, the Employer shall be entitled to seek an injunction prohibiting Executive from any violation or threatened violation of this Agreement, and shall further be entitled to recover any damages flowing from such violation(s). The undertakings set forth in this section shall survive the termination of other arrangements contained in this Agreement.

     “Employer Information” means Confidential Information and Trade Secrets. However, “Employer Information” does not include any information which: (i) at the time of disclosure to Executive, was in the public domain; (ii) after disclosure to Executive, is published or otherwise becomes part of the public domain through no fault of his own; (iii) was in his lawful possession at the time of disclosure to Executive; (iv) was received by Executive from a third party who did not, through such disclosure, breach any duty owed to the Employer; or (v) that Executive can show was independently developed by Executive without reference to Employer Information.

     “Confidential Information” means any and all information of the Employer other than Trade Secrets that has value to the Employer and is not generally known to the Employer’s competitors obtained by Executive during the time he was employed by the Employer. For example, Confidential Information includes any information about the Employer’s accounting practices or financial practices, the Employer’s operations, its future plans, its methods of doing business and the computer or electronic passwords of all employees of the Employer.

     “Trade Secret” means information related to the business or services of the Employer which (1) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts by the Employer and such third parties that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria in clauses (1) and (2) are met, Trade Secret includes business and technical information including, without limitation, designs, formulas, patterns, compilations, programs, devices, inventions, methods, techniques, drawings, processes, finances, actual or potential clients and suppliers, existing and future products and services, members of the Employer, membership lists of the Employer and employees of the Employer.

     11. Non-Solicitation of Customers/Clients.

          (a) Executive acknowledges that the special relationship of trust and confidence between him, Employer, and its clients and customers has created a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between Employer and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for Employer to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, from the outset of his employment with Employer and/or throughout his employment with Employer, Executive has been provided with access to and informed of Employer’s Proprietary Information, which have enabled him to benefit from Employer’s goodwill and know-how.

          (b) Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with Employer, or which intends to or may compete with Employer, to disclose and/or use Employer’s Proprietary Information, as well as to misappropriate Employer’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in this Section 11, he has received substantial, valuable consideration. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth in this Section.

          (c) Ancillary to the enforceable promises set forth in this Agreement, as well as to protect the vital interests described in those Sections, Executive agrees that, for a period of one (1) year following the termination of his employment with the Employer, regardless of the reason for such termination, Executive will not, without the prior written consent of Employer, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity:

               (i) solicit the banking business of any current customers of the Employer;

               (ii) acquire, charter, operate or enter into any franchise or other management agreement with any financial institution;

               (iii) serve as an officer, director, employee, agent or consultant to any financial institution, or

               (iv) establish or operate a branch or other office of a financial institution within the city limits of or having its main office or a branch within fifty (50) miles of the main office of Bank or any of its branches.

Executive agrees that the restriction set forth above is ancillary to an otherwise enforceable agreement, is supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of Employer. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Section does not meet the criteria set forth by applicable law, this Section may be reformed by the court and enforced to the maximum extent permitted under applicable law. Executive understands that his obligations under this Section shall not be assignable by him.

     12. Non-Solicitation of Employees. Executive agrees that, as part of his employment with Employer, he has become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Employer’s employees. Executive agrees to maintain the confidentiality of such information. He further covenants and agrees that, for a period of one (1) year subsequent to the termination of his employment with Employer, he shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of Employer, nor shall he contact or communicate with any other employees of Employer for the purpose of inducing other employees to terminate their employment with Employer. For purposes of this covenant, “other employees” shall refer to employees who were employed by, or doing business with, Employer within twelve (12) months of the time of the attempted recruiting or hiring.

     13. Independent Covenants. Executive acknowledges that the covenants set forth in Sections 10, 11 and 12 are material conditions to Employer’s willingness to execute and deliver this Agreement and to provide Executive the compensation and benefits and other consideration provided hereunder. The parties agree that the existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Employer of such covenants. It is specifically acknowledged that the period of one year following the termination of employment stated in Sections 11 and 12, during which the agreements and covenants of Executive made in such sections are effective, is to be computed by excluding from such computation any time during which Executive is in violation of any provision of Sections 11 and 12. The covenants contained in Sections 10, 11 and 12 will not be affected by any breach of any other provision hereof by any party hereto. In addition, Executive’s obligations under Sections 10, 11 and 12 shall survive the termination of this Agreement and Executive’s employment with Employer. Executive’s obligations under Sections 10, 11 and 12 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to Employer under general legal or equitable principles, or other Employer policies.

     14. Remedies. In the event that Executive violates any of the provisions set forth in Sections 10, 11 and 12 of this Agreement, Executive acknowledges that Employer will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that Employer shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief to which Employer would be entitled.

     15. Complete Release. As a material inducement to the parties to enter into this Retirement Agreement and General Release, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Employer and each of the Employer’s owners, stockholders, partners, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on the Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act (age discrimination); (6) the Equal Pay Act (wage discrimination); (7) the Executive Retirement Income Security Act (“ERISA”); (8) Section 503 of the Rehabilitation Act of 1973; (9) the False Claims Act (including the qui tam provision thereof); (10) the Occupational Safety and Health Act; (11) the Consolidated Omnibus Budget Reconciliation Act of 1986; (12) intentional or negligent infliction of emotional distress or “outrage”; (13) defamation; (14) interference with employment and/or contractual relations; (15) wrongful discharge; (16) invasion of privacy; and (17) breach of contract, express or implied (including breach of employment contract), (“Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the

Releasees at any time up to and including the Effective Date of this Agreement. The Employer affirms that Executive’s release granted under this Section 15 does not apply to any demand or claims for breach of the Employer’s or any Releasee’s obligations under this Agreement. after the Effective Date.

     16. Age Discrimination In Employment Act. Executive hereby acknowledges and agrees that this Agreement and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in Section 15 hereof shall be applicable, without limitation, to any claims brought under these Acts. Executive further acknowledges and agrees that:

(a)	the release given by Executive in this Agreement is given solely in exchange for the consideration set forth in Section 4 of this Agreement;

(b)	by entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(c)	Executive has been advised to consult an attorney prior to entering into this Agreement, and this provision of this Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Executive be so advised in writing;

(d)	Executive has been offered twenty-one (21) days from receipt of this Retirement Agreement and General Release within which to consider this Agreement; and

(e)	for a period of seven (7) days following Executive’s execution of this Agreement, whichever is later, Executive may revoke this Agreement and this Agreement shall not become effective or enforceable until such seven (7) day or greater period has expired.

     17. Indemnification. As a further material inducement to the parties to enter into this Agreement, Executive hereby agrees to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees incurred by Releasees, or any of them, arising out of any breach of this Agreement by Executive or the fact that any representation made herein by Executive was false when made; and the Employer hereby agrees to indemnify and hold Executive harmless from and against and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees incurred by Executive arising out of any breach of this Agreement by the Employer or any Releasee or the fact that any representation made herein by the Employer was false when made.

     18. No Other Representations. Executive represents and acknowledges that in executing this Agreement Executive does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

     19. Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

     20. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, transferees and permitted assigns. This Agreement shall not be assignable by Executive but shall be freely assignable by the Employer.

     21. Knowledgeable Decision By Executive. Executive represents and warrants that Executive has read all the terms of this Agreement. Executive understands the terms of this Agreement and understands that this Agreement releases forever the Employer from any legal action arising from Executive’s relationship with the Employer as an employee, and the termination of that relationship between Executive and the Employer. Executive is signing and delivering this Agreement of his own free will in exchange for the consideration to be given to Executive, which Executive acknowledges and agrees is adequate and satisfactory.

     22. Consultation with an Attorney. The Employer advises Executive to consult with an attorney prior to executing this Agreement. Executive agrees that he has had the opportunity to consult counsel if Executive chose to do so. Executive acknowledges that he is responsible for any costs and fees resulting from Executive’s attorney reviewing this Agreement.

     23. Full and Careful Consideration. Please take this Agreement home and carefully consider all of its provisions before signing it. You may take up to twenty-one (21) days to decide whether you want to accept and sign this Agreement. Also, if you sign this Agreement, you will then have an additional seven (7) days after you sign this Agreement or until Executive’s Separation Date, whichever is later, in which to revoke this Agreement. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the revocation period has expired. Again, you are free, and encouraged, to discuss the contents and advisability of signing this Agreement with an attorney of your choosing.

PLEASE READ CAREFULLY. THIS RETIREMENT AGREEMENT AND GENERAL
RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

September 28, 2004	/s/ Brad A. Luecke

DATE	BRAD A. LUECKE

September 28, 2004	MIDWEST BANC HOLDINGS, INC.
DATE

By: /s/ E. V. Silveri

Name: E. V. Silveri,
Title: Chairman of the Board

September 28,2004	MIDWEST BANK AND TRUST COMPANY
DATE

By: /s/ E. V. Silveri

Name: E. V. Silveri
Title: Chairman of the Board

Effective Date of Agreement October 6, 2004.

EXHIBIT A

PERSONAL STATEMENT OF TERMINATION BENEFITS
ATTACHMENT TO RETIREMENT AGREEMENT AND GENERAL RELEASE
(September 28, 2004)

Executive Name: Brad A. Luecke

Last Day of Work: September 28, 2004

Separation Date: October 6, 2004

Provided you have signed the attached Separation Agreement and General Release, and have not otherwise revoked it, and provided your remain employed in good standing through the Separation Date, the benefits below shall be payable to you as follows (subject to applicable withholding taxes):

GROSS SEVERANCE AMOUNT: $500,000. This Severance Payment shall be paid to you in the form of twelve (12) equal monthly payments beginning with the first payroll period ending following the later of the Effective Date of the Agreement or your Separation Date.

SERP AGREEMENT: Benefits schedule under the existing SERP Agreement is suspended and replaced by the benefits payable under this Exhibit A. All other terms of the SERP shall remain in force. Employer shall pay to Executive the amount of $9,226.25 each month for 180 months beginning on the first day of the month following the signing of the Retirement Agreement and General Release.

WELFARE BENEFITS: The Employer will continue on behalf of your spouse and dependents and you medical, dental, and hospitalization benefits provided to similarly situated former employees for a period of up to 18 months following your Separation Date. The Employer’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that you obtain any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide you hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to you than the coverages and benefits required to be provided hereunder.

The Company agrees to pay costs of medical, dental and hospitalization insurance commencing on October 6, 2004 and continuing for eighteen months.

Ownership of the Company Car shall be transferred to Brad Luecke on the effective date of this agreement.